Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ensysce Biosciences, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)(3)(4)(5)	457	(o)			$14,375,000.00		$1,584.13
	Other	Pre-funded Warrants to purchase Common Stock(4)(5)	457	(g)			-		(5)
	Equity	Common Stock underlying the Pre-funded Warrants to purchase Common Stock(3)(4)	457	(o)			(4)		(4)
	Other	Series A Warrants to purchase Common Stock(5)	457	(g)			-		(6)
	Equity	Common Stock underlying the Series A Warrants to purchase Common Stock(3)	457	(o)			$14,375,000.00		$1,584.13
	Other	Series B Warrants to purchase Common Stock(5)	457	(g)	-		-		(6)
	Equity	Common Stock underlying the Series B Warrants(3)	457	(o)			$14,375,000.00		$1,584.13

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$43,125,000.00		$4,752.39
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$4,752.39

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act at a fee rate of 0.00011020 ($110.20 per $1 million).
(3)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(4)

The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering and Common Stock issuable upon exercise of Series A Warrants and Series B Warrants. Accordingly, the proposed maximum aggregate offering price of the Common Stock and pre-funded warrants (including the Common Stock issuable upon exercise of the pre-funded warrants), if any, is $14,375,000 (including the underwriter’s option to purchase additional securities).

(5)	Includes the aggregate offering price of the additional shares and/or warrants that the underwriter has the option to purchase to cover over allotments, if any.
(6)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.